EXHIBIT 10.4

[NAME & ADDRESS]                 [DATE]

Re:    Notice of Grant for Performance Award

Dear ____________________:

In accordance with the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the attached Award Agreement, you have been granted a Performance Award over a number of performance units (“PUs”) with a Target Value as set forth below. Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement. This document is the Notice of Grant referred to in the Award Agreement and is part of the Award Agreement.

Granted To:            ____________________
Grant Date:            ____________________
Performance Vesting Period:    ____________________ ending ____________________
Service Vesting Period:         ____________________ ending ____________________
Target Value:            $____________________

Subject to the terms and conditions of the Plan, the Award Agreement and this Notice of Grant, your satisfaction of the Service Vesting Period requirements and the Company’s achievement of the Performance Goals during the Performance Vesting Period (____________________ through ____________________), you may be entitled to a cash payment equal to the value of the PUs based on a percentage of the Target Value as determined below, with the maximum payment equal to _____% of the Target Value. The value of the PUs to be paid under this Award will be based upon the Company’s performance using the following performance criteria, as certified by the Committee:

(i)	the Company’s growth in diluted earnings per common share from continuing operations (“Diluted EPS Growth”); and

(ii)
the Company’s return on average tangible common stockholders’ equity, which is defined as net income from continuing operations available to common shareholders divided by average tangible common shareholders’ equity, with average tangible common shareholders’ equity equal to average stockholders’ equity less the sum of (a) average intangible assets, net of their related average deferred tax liability and (b) average preferred stock (“ROATCE”).

Both Diluted EPS Growth and ROATCE will be measured on (1) an absolute basis and (2) a relative basis as compared to a peer group, in accordance with the matrices on the attached Schedule A (the “Performance Goals”). Diluted EPS Growth and ROATCE each will be weighted _____% in determining payout of this Award. In order to be eligible to receive the number of shares of Stock determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

By your signature below, you acknowledge and agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this Notice of Grant.

Please sign one copy of this Notice of Grant and return it to Executive Compensation in the enclosed, pre-addressed interoffice envelope.

______________________________________________________________________________________________________
Signature                                Date

PLEASE KEEP A COPY FOR YOUR RECORDS

EXHIBIT 10.4

PERSONAL & CONFIDENTIAL

PERFORMANCE UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN
______________________________________________________________________________________________________

You have been granted a Performance Award in the form of performance units (“PUs”) payable in cash (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Award. Capitalized terms that are not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant that is attached to this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently accessible by logging in to your account at Solium Shareworks, the online equity compensation management system for Regions Financial Corporation (“Regions”). If you do not have access to a personal computer and would like copies of the documents, please contact Executive Compensation at (205) 820-2355. You should note that in the event of any conflict or inconsistency among the provisions of this Award Agreement, the Notice of Grant or the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests and the vesting conditions for your Award are set forth in the enclosed grant notice (“Notice of Grant”). The number of PUs referenced in the Notice of Grant is the target number of PUs subject to this grant. The value of the PUs that become payable under this Award, if any, is contingent upon the extent to which the performance goals specified in the Notice of Grant (the “Performance Goals”) are determined to be achieved. Except as otherwise specified herein, at the end of the performance period (including any Service Vesting Period) specified in the Notice of Grant (the “Performance Period”), the Committee shall certify the level of achievement of the Performance Goals and shall determine the value of the PUs, if any, payable to you under this Award. In order to receive a payout of your PUs, you must still be employed by Regions or one of its Subsidiaries through the end of the Performance Period (except as provided below). On such date, you will receive a cash payment equal to the aggregate value of your PUs.

If, prior to payment of the PUs under this Award, any of the following events occurs, this Award will be treated as described below:

•
Your employment terminates due to your death, then as soon as practicable following your death, the Performance Period will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations, and the PUs will vest based on target achievement of the Performance Goals and cash equal to the Target Value (as defined in the Notice of Grant) will be paid to your estate.

•
Your employment terminates due to your Disability, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the cash payment under the PUs, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date. In the event your employment terminates due to your Disability and your death occurs prior to the end of the Performance Period, then as soon as practicable following your death, the Performance Period will lapse, unless otherwise specifically prohibited by applicable laws, rules or regulations and cash equal to the Target Value (as defined in the Notice of Grant) will be paid to your estate.

•
If, prior to payment of this Award and any time on or after November 30th of the year during which the Award is granted, you terminate your employment due to retirement (on or after age 65 or on or after you attain age 55 with 10 years of service), then the Award will continue to vest in accordance with its terms and you will be entitled to receive the cash payment under the PUs, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date.

•
If, prior to payment of this Award the Company terminates your employment without Cause, then the Award will continue to vest in accordance with its terms and you will be entitled to receive the cash payment under the PUs, if any, at the end of the Performance Period that you otherwise would have received (i.e., based on actual achievement of the Performance Goals) had your employment with Regions continued through the payment date, which amount shall be pro-rated for the portion of the Performance Period between the Grant Date and the date your employment terminated.

EXHIBIT 10.4

•
Notwithstanding anything in the Plan to the contrary, in the event a Change in Control occurs then, upon the Change in Control, the value of the PUs under the Award will be locked in at the Target Value and shall vest and become payable in accordance with the service-based vesting conditions set forth in the Notice of Grant, provided you are still employed by the Company as of such payment date. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, such PUs shall immediately vest and become payable.

Notwithstanding anything herein to the contrary, if this Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code, becomes payable upon your separation from service with Regions and you are a “specified employee” at the time of such separation from service, the shares of Stock described above shall be issued to you on the date that is six months after your separation from service, all as determined in accordance with Section 409A of the Code.

If your employment with Regions terminates during the Performance Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Any amounts paid or payable under this Award shall be subject to claw-back and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the enclosed Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, Notice of Grant and the Plan and you further acknowledge and agree as follows: (1) that this Award Agreement, the Notice of Grant and the Plan set forth the entire agreement of Regions and you relating to the subject matter of this document and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Award Agreement which are not set forth herein; (3) that no provision of this Award Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Committee and is agreed to in writing signed by an officer of Regions actually authorized to do so; and (4) that this Award Agreement is binding on Regions’ successors and assigns. You also agree that Regions, the Board and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a way that prevents this Award from vesting. This Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee or any officer, agent or employee of Regions for any forfeiture of the Award that results from such action or omission.

I congratulate you on your Award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ Grayson Hall

Name:    Grayson Hall
Title:    Chairman, President and Chief Executive Officer